Exhibit 99.1

News Contact:
+1 (813) 204-4099
investors@lazydays.com

Lazydays Holdings, Inc. Reports First Quarter 2022 Financial Results

Tampa, FL (May 5, 2022) – Lazydays Holdings, Inc. (“Lazydays” or the “Company”) (NasdaqCM: LAZY) announced financial results for the first quarter ended March 31, 2022. Net Income for the quarter was $28.3 million, up $19.4 million compared to the first quarter of 2021. First quarter revenue was $376.2 million, up $105.2 million compared to the first quarter of 2021. EBITDA of $44.8 million was up 60.9% compared to the first quarter of 2021.

First Quarter Financial Results and Highlights:

●	Revenues for the first quarter were $376.2 million; up $105.2 million, or 38.8%, versus the first quarter of 2021. Revenue from sales of Recreational Vehicles (“RVs”) was $340.5 million for the first quarter, up $95.6 million, or 39.0%, versus the first quarter of 2021. RV unit sales excluding wholesale units, were 3,748 for the quarter, up 551 units, or 17.2% versus the first quarter of 2021. New and preowned RV sales revenues were $217.4 million and $123.0 million for the quarter, up 29.9% and 58.8% respectively compared to the first quarter of 2021.

●	Gross profit, excluding last-in-first-out (“LIFO”) adjustments, was $101.6 million, up $35.6 million, or 54.0%, versus the first quarter of 2021. Gross margin excluding LIFO adjustments increased between the two periods, to 27.0% in the first quarter of 2022 from 24.4% in the first quarter of 2021. This increase was driven by the increase in units sold, the increase in the average selling price of new and pre-owned units, and the expansion of vehicle sales margins due to industry-wide reduced inventory levels and strong consumer demand. Gross profit for the quarter including LIFO adjustments was $99.2 million; up $35.1 million, or 54.7%, versus the first quarter of 2021. This gross profit comparison reflects a $0.6 million net increase in LIFO adjustments between the two periods.

●	Excluding transaction costs, stock-based compensation, and depreciation and amortization; Selling, General and Administrative expense (“SG&A”) for the first quarter of 2022 was $55.9 million, up $18.2 million compared to the prior year. The increase in SG&A expenses was related to overhead associated with the Maryville, Tennessee dealership acquired in March 2021, overhead associated with the Portland, Oregon; Vancouver, Washington; and Milwaukee, Wisconsin dealerships acquired in August 2021, overhead associated with the Monticello, Minnesota dealership opened in March 2022, and increased performance wages as a result of the increased unit sales and revenues for the period ending March 31, 2022.

●	Depreciation and amortization increased $0.9 million, and transaction costs decreased $0.3 million compared to the prior year.

●	Adjusted EBITDA, a non-GAAP financial measure, was $44.8 million for the first quarter, up $16.9 million compared to the first quarter of 2021. EBITDA Margin, a non-GAAP financial measure, improved to 11.9% in the first quarter of 2022 from 10.3% in the first quarter of 2021.

●	As of March 31, 2022, cash was $89.6 million, down $8.6 million from December 31, 2021. The decrease includes the impact of cash used in operating activities of $17.4 million and cash paid for purchases of property and equipment and acquisitions of $7.9 million, offset by cash provided by financing activities of $16.8 million. Operating cash flow includes the negative impact of a $41.4 million increase in inventory as RV inventory continues to recover from depleted levels. The cash impact of this inventory increase was offset by a $38.1 million floorplan cash inflow reflected in cash provided by financing activities. Cash provided by financing activities also includes cash outflows of $19.2 million for the repurchase of 1,086,797 shares of common stock at an average price of approximately $17.64.

●	The reported first quarter $28.3 million net income includes $1.5 million of non-cash non-operating income recognizing a change in the fair value of warrant liabilities, versus a $6.5 million expense in 2021.

Conference Call Information:

The Company has scheduled a conference call at 10:00 AM Eastern Time on May 5, 2022 that will also be broadcast live over the internet. The call can be accessed as follows:

Via online registration at: http://events.q4inc.com/attendee/448109354 or via webcast by clicking the link.

A live audio webcast of the conference call will be available online at https://www.lazydays.com/investor-relations.

A telephonic replay of the conference call will be available until May 12, 2022 and may be accessed by calling 1-800-770-2030 or 1-647-362-9199 with a conference ID number of 1488544. The webcast will be archived in the Investor Relations section of the Company’s website.

ABOUT LAZYDAYS RV

As an iconic brand in the RV industry, Lazydays, The RV Authority, consistently provides the best RV sales, service, and ownership experience, which is why RVers and their families become Customers for Life. Lazydays continues to add locations at a rapid pace as it executes its geographic expansion strategy that includes both acquisitions and greenfields.

Since 1976, Lazydays RV has built a reputation for providing an outstanding customer experience with exceptional service excellence and unparalleled product expertise, along with being a preferred place to rest and recharge with other RVers. By offering the largest selection of RV brands from the nation’s leading manufacturers, state-of-the-art service facilities, and thousands of accessories and hard-to-find parts, Lazydays RV provides everything RVers need and want.

Lazydays Holdings, Inc. is a publicly listed company on the Nasdaq stock exchange under the ticker “LAZY.”

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. Forward-looking statements describe Lazydays future plans, projections, strategies and expectations, including statements regarding Lazydays’ expectations for future operating results, its expectations regarding the impact of its acquisitions of recently acquired dealerships in Maryville, Tennessee, Portland, Oregon, Vancouver, Washington and Milwaukee, Wisconsin; its greenfield start-ups near Nashville, Tennessee, Monticello, Minnesota, Fort Pierce, Florida, near Omaha, Nebraska, Wilmington, Ohio and Surprise, Arizona; and it recently announced intent to acquire Dave’s Claremore RV; are based on assumptions and involve a number of risks and uncertainties, many of which are beyond the control of Lazydays. Actual results could differ materially from those projected due to various factors, including the impact of the war between Russia and Ukraine, including from current and future sanctions imposed by governments or other authorities, economic conditions generally (including increases in fuel costs), conditions in the credit markets and changes in interest rates, conditions in the capital markets, the continuing impact of the coronavirus pandemic (COVID-19), the effects of inflation, other factors described from time to time in Lazydays’ public announcements and SEC reports and filings, which are available at www.sec.gov and other factors that Lazydays may not have currently identified or quantified. Forward-looking statements contained in this news release speak only as of the date of this news release, and Lazydays undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances, unless otherwise required by law.

Results of Operations for the First Quarter Ended March 31, 2022 and 2021

	For the three	For the three
	months ended	months ended
	March 31, 2022	March 31, 2021
Revenues
New and pre-owned vehicles	$340,460	$244,881
Other	35,701	26,112
Total revenues	376,161	270,993

Cost applicable to revenues (excluding depreciation and amortization shown below)
New and pre-owned vehicles (including adjustments to the LIFO reserve of $2,460 and $1,887, respectively)	269,927	201,219
Other	7,046	5,656
Total cost applicable to revenue	276,973	206,875

Transaction costs	34	375
Depreciation and amortization	4,084	3,225
Stock-based compensation	523	372
Selling, general, and administrative expenses	55,918	37,723
Income from operations	38,629	22,423
Other income/expenses
PPP loan forgiveness	-	478
Interest expense	(2,912)	(1,866)
Change in fair value of warrant liabilities	1,540	(6,468)
Inducement Loss on Warrant Conversion	-	(246)
Total other expense	(1,372)	(8,102)
Income before income tax expense	37,257	14,321
Income tax expense	(8,973)	(5,477)
Net income	$28,284	$8,844
Dividends on Series A Convertible Preferred Stock	(1,184)	(1,184)
Net income attributable to common stock and participating securities	$27,100	$7,660

EPS:
Basic	$1.44	$0.45
Diluted	$1.17	$0.35
Weighted average shares outstanding:
Basic	12,798,100	10,897,203
Diluted	20,561,136	20,297,715

See the accompanying notes to the unaudited condensed consolidated financial statements

Balance Sheets as of March 31, 2022 and December 31, 2021

	As of	As of
	March 31, 2022	December 31, 2021
	(Unaudited)

ASSETS
Current assets
Cash	$89,558	$98,120
Receivables, net of allowance for doubtful accounts of $456 at March 31, 2022 and December 31, 2021, respectively	51,649	30,604
Inventories	283,997	242,906
Income tax receivable	-	1,302
Prepaid expenses and other	2,590	2,703
Total current assets	427,794	375,635

Property and equipment, net	126,361	120,748
Operating lease assets	30,718	32,004
Goodwill	80,413	80,318
Intangible assets, net	85,993	87,800
Other assets	1,547	1,623
Total assets	$752,826	$698,128

See the accompanying notes to the unaudited condensed consolidated financial statements

	As of	As of
	March 31, 2022	December 31, 2021
	(Unaudited)

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable, accrued expenses and other current liabilities	$63,137	$58,999
Income taxes payable	7,675	-
Dividends payable	1,184	1,210
Floor plan notes payable, net of debt discount	230,347	192,220
Financing liability, current portion	2,053	1,970
Long-term debt, current portion	4,646	5,510
Operating lease liability, current portion	6,396	6,441
Total current liabilities	315,438	266,350

Long term liabilities
Financing liability, non-current portion, net of debt discount	102,192	102,466
Long term debt, non-current portion, net of debt discount	12,512	13,684
Operating lease liability, non-current portion	24,358	25,563
Deferred income tax liability	13,663	13,663
Warrant liabilities	13,239	15,293
Total liabilities	481,402	437,019

Commitments and Contingencies

Series A Convertible Preferred Stock; 600,000 shares, designated, issued, and outstanding as of December 31, 2021 and December 31, 2020; liquidation preference of $60,000 as of March 31, 2022 and December 31, 2021, respectively	54,983	54,983

Stockholders’ Equity

Preferred Stock, $0.0001 par value; 5,000,000 shares authorized;	-	-
Common stock, $0.0001 par value; 100,000,000 shares authorized; 13,843,182 and 13,694,417 shares issued and 12,049,073 and 9,656,041 outstanding at March 31, 2022 and December 31, 2021, respectively	-	-
Additional paid-in capital	123,037	121,831
Treasury Stock, at cost, 1,794,109 and 707,312 shares at March 31, 2022 and December 31, 2021, respectively	(31,690)	(12,515)
Retained earnings	125,094	96,810
Total stockholders’ equity	216,441	206,126
Total liabilities and stockholders’ equity	$752,826	$698,128

See the accompanying notes to the unaudited condensed consolidated financial statements

Non-GAAP Financial Measures

We use certain non-GAAP financial measures, such as EBITDA, EBITDA Margin, Adjusted EBITDA, and Adjusted EBITDA Margin to enable us to analyze our performance and financial condition. We utilize these financial measures to manage our business on a day-to-day basis and believe that they are useful measures of performance as they reflect certain operating drivers of the business, such as sales growth, operating costs, selling and administrative expense and other operating income and expense. We believe that these supplemental measures are commonly used by analysts, investors and other interested parties to evaluate companies in our industry. We believe these non-GAAP measures provide expanded insight of the underlying operating results and trends and overall understanding of our financial performance and prospects for the future. The presentation of non-GAAP financial information should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

Our use of EBITDA, EBITDA Margin, Adjusted EBITDA, and Adjusted EBITDA Margin may not be comparable to other companies within the industry due to different methods of calculation. We compensate for these limitations by using each of EBITDA, EBITDA Margin, Adjusted EBITDA, and Adjusted EBITDA Margin as only one of several measures for evaluating our business performance. In addition, capital expenditures, which impact depreciation and amortization, interest expense, and income tax expense, are reviewed separately by management. We may incur expenses in the future that are the same or similar to some of those adjusted in this presentation.

EBITDA is defined as net income excluding depreciation and amortization of property and equipment, interest expense, net, amortization of intangible assets, and income tax expense.

EBITDA Margin is defined as EBITDA as a percentage of total revenues.

Adjusted EBITDA is defined as net income excluding depreciation and amortization of property and equipment, non-floor plan interest expense, amortization of intangible assets, income tax expense, stock-based compensation, transaction costs and other supplemental adjustments which for the periods presented includes LIFO adjustments, severance costs and other one-time charges, impairment of rental units and gain (loss) on sale of property and equipment.

Adjusted EBITDA Margin is defined as Adjusted EBITDA as a percentage of total revenues.

Reconciliations from Net Income per the Consolidated Statements of Income to EBITDA, EBITDA Margin, Adjusted EBITDA, and Adjusted EBITDA Margin for the three months ended March 31, 2022 and 2021 are shown in the tables below.

	Three Months Ended March 31,
	2022	2021

EBITDA
Net income	$28,284	$8,844
Interest expense, net*	2,912	1,866
Depreciation and amortization of property and equipment	2,277	1,944
Amortization of intangible assets	1,807	1,281
Income tax expense	8,973	5,477
Subtotal EBITDA	44,253	19,412
Floor plan interest	(976)	(457)
LIFO adjustment	2,460	1,887
Transaction costs	34	375
PPP loan forgiveness	-	(478)
Loss (gain) on sale of property and equipment	6	(3)
Change in fair value of warrant liabilities	(1,540)	6,468
Inducement loss on warrant conversion	-	246
Stock-based compensation	523	372
Adjusted EBITDA	$44,760	$27,822

* Interest expense includes $1,730 and $1,213 relating to finance lease payments for the three months ended March 31, 2022 and 2021, respectively. Depreciation on leased assets under finance leases is included in depreciation expense and included in net income. Operating lease payments are included as rent expense and included in net income.

	Three Months Ended March 31,
	2022	2021

EBITDA margin
Net income margin	7.5%	3.3%
Interest expense, net	0.8%	0.7%
Depreciation and amortization of property and equipment	0.6%	0.7%
Amortization of intangible assets	0.5%	0.5%
Income tax expense	2.4%	2.0%
Subtotal EBITDA margin	11.8%	7.2%
Floor plan interest	-0.3%	-0.2%
LIFO adjustment	0.7%	0.7%
Transaction costs	0.0%	0.1%
PPP loan forgiveness	0.0%	-0.2%
Loss on sale of property and equipment	0.0%	0.0%
Change in fair value of warrant liabilities	-0.4%	2.4%
Inducement loss on warrant conversion	0.0%	0.1%
Stock-based compensation	0.1%	0.1%
Adjusted EBITDA Margin	11.9%	10.3%

Note: Figures in the table may not recalculate exactly due to rounding.

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